EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
February 24, 2005		(858) 503-3233

MAXWELL TECHNOLOGIES PROJECTS 25 PERCENT REVENUE GROWTH FOR 4TH QUARTER

404 Compliance Expenses and One-Time Charge for Strategic Ultracapacitor Sales Increase Estimated Loss

CONFERENCE CALL AT 2 P.M. (PST) TODAY – DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) estimated today that revenue for its fourth quarter ended December 31, 2004 will total approximately $8.5 million, up more than 25 percent sequentially from the $6.7 million it recorded in the third quarter ended September 30, 2004. The company plans to file its Annual Report on Form 10-K, reporting audited results for the fourth quarter and fiscal year 2004, by March 16, 2005.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that the fourth quarter revenue growth reflects strong demand across all of the company’s product lines, and he predicted continued revenue growth for the first quarter of 2005. Ultracapacitor sales increased by nearly 20 percent sequentially, from $1.0 million in the third quarter to about $1.2 million in the fourth quarter, and Balanson said that orders received in late 2004 and early 2005 signal accelerating ultracapacitor demand.

“As we indicated last quarter, demand for large cell ultracapacitors actually is running a couple of quarters ahead of our ongoing initiatives to increase production capacity, improve efficiency and implement new designs that will dramatically reduce material costs,” Balanson said. “In fact, we are making what we consider a strategic investment in the ultracapacitor business by accepting certain orders at prices below our manufacturing cost to fulfill long- term supply agreements for hybrid bus drive trains and wind energy systems.”

Balanson said that the company is taking one-time charges totaling approximately $1.6 million in the fourth quarter to account for the difference between its manufacturing cost and the selling prices for deliveries to ISE and Enercon that began in the fourth quarter and run through the third quarter of 2005.

“This is a case of demand for our customers’ ultracapacitor-based system solutions ramping faster than that we had anticipated,” Balanson said. “We expect this to be a very attractive business for Maxwell by the end of 2005.”

Balanson said that the company also recorded one-time expenses of approximately $1.2 million in the fourth quarter for audit and consulting fees associated with implementation of Section 404 of the Sarbanes-Oxley Act of 2002. He said that the combination of those one-time events and a loss from continuing operations will result in an estimated total net loss for the fourth quarter of between $4.0 and $4.8 million.

“Clearly, these new costs of being a public company, along with our increased investment in market development and product development to position our business for long-term growth are driving the company’s quarterly breakeven threshold higher,” Balanson said. “Additionally, Maxwell and other public companies will begin expensing stock options in the third quarter of 2005, so significant additional revenue growth will be required to push the company into the black. Fortunately, with approximately $12.9 million of cash and investments on the balance sheet at year end, we have the resources to continue executing on our strategy.”

-more-

EXHIBIT 99.1

MAXWELL PROJECTS 25 PERCENT REVENUE GROWTH IN 4TH QUARTER

Management will conduct a conference call and simultaneous webcast to discuss fourth quarter 2004 financial results and the outlook for 2005, and answer analysts’ questions at 2 p.m. (PDT) today, February 24, 2004. The call may be accessed by dialing toll-free, (877) 707-9628 from the U.S. and Canada, or (785) 832-1508 for international callers. The webcast and subsequent replay may be accessed at the company’s web site via the following link: http://www.maxwell.com/investors/presentations.html.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and other expressions of management’s belief or opinion that reflect its current understanding or belief with respect to such matters. Such statements include, without limitation, estimates of revenue, charges for delivery of products at prices below our manufacturing cost, and expenses associated with implementation of Section 404 of the Sarbanes Oxley act for the fourth quarter of 2004, all of which are unaudited and subject to change, as well as projections of revenue, charges and expenses for future periods. These estimates and projections and the company’s business prospects in general are subject to numerous risks and uncertainties, including the fact that the company has a history of losses, may not be able to achieve or maintain profitability, and may not be able to obtain sufficient capital to meet customer demand or other corporate needs. Other risks and uncertainties involve development and acceptance of products based on new technologies, demand for original equipment manufacturers’ products reaching anticipated levels, general economic conditions in the markets served by the company’s products, cost-effective manufacturing of new products, and the impact of competitive products and pricing, and risks and uncertainties involved in foreign operations, including the impact of currency fluctuations. Future changes in accounting standards or practices may adversely affect our revenue or expenses, and compliance with government regulations may result in additional expenses. We may also be subject to product liability or warranty claims, with which we have limited historical experience, and we are undergoing government audits of two businesses sold or discontinued in 2001, and cannot provide assurances that documentation we have provided will be sufficient to avoid significant liabilities arising from those audits. These and other risks are detailed from time-to-time in the Company’s SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2003. Actual results may differ materially from those projected. These forward-looking statements represent management’s opinions and beliefs as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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